Exhibit 99.1

For more information, contact:

Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Jill Isenstadt
Chief Financial Officer	(415) 217-7722
626-325-9600	chris@blueshirtgroup.com
www.cogentsystems.com	jill@blueshirtgroup.com

Cogent Systems Announces Second Quarter 2010 Financial Results

Pasadena, CA – August 5, 2010 - Cogent Systems (Nasdaq: COGT) today announced financial results for the second quarter ended June 30, 2010.

Second quarter 2010 revenues were $25.4 million which compares to revenue of $31.8 million reported in the same year ago period. Net income on a GAAP basis for the second quarter of 2010 was $2.7 million, or $0.03 per diluted share. This compares to GAAP net income of $8.5 million, or $0.09 per diluted share in the same year ago period.

Cogent’s second quarter of 2010 GAAP results included $1.1 million of non-cash share-based compensation charges. Excluding the effects of share-based compensation, non-GAAP net income for the second quarter of 2010 was $3.4 million, or $0.04 per diluted share. This compares to non-GAAP net income of $9.1 million, or $0.10 per diluted share, in the same year ago period.

“Our order flow in the first half of the year has been very strong to date, and we expect to start seeing the benefit of these orders in the second half of the year and 2011,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “These orders, combined with our year-end backlog of over $200.0 million, give us good visibility and confidence that we are well positioned to achieve our financial targets for 2010 with a strong second half of the year. While gross margins were impacted by product mix in our initial roll-out for the U.K. Post Office, we expect them to rebound and accelerate starting in the third quarter. During our second quarter we repurchased approximately $6.7 million of our stock, as we remain confident in our business and our ability to capitalize on both the near and longer term opportunities in biometrics.”

The Company will host a conference call and live webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) on Thursday, August 5 to discuss these results. For parties in the United States and Canada, call 888-549-7704 to access the conference call. International parties can access the call at 480-629-9857.

Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run for 2 days. To hear the replay, parties in the United States and Canada should call 800-406-7325 and enter pass code 4331131. International parties should call 303-590-3030 and enter pass code 4331131.

About Cogent Systems

Cogent is a global biometric identification solutions provider to governments, law enforcement agencies, and commercial enterprises. Cogent provides the highest quality identification systems, products and services with leading technology, accuracy and speed. Cogent’s Automated

Fingerprint/Palmprint Identification Systems, or AFIS, enable customers to capture fingerprint and palm print images electronically, encode prints into searchable files, and accurately compare a set of fingerprints/palm prints to a database containing potentially millions of prints in seconds. For more information, please visit www.cogentsystems.com

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding share-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding anticipated financial results, contract awards, stock repurchases and market developments. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Annual Report on Form 10-K for the year ended December 31, 2009 and Cogent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; exposure to intellectual property and product liability claims; difficulty in integrating acquisitions; and failure to achieve the expected benefits of acquisitions. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

June 30, 2010 and December 31, 2009

(in thousands)

ASSETS:	Balance at 6/30/2010	Balance at 12/31/2009
Cash and investments	$514,016	$525,871
Accounts receivable, net	30,889	19,984
Unbilled accounts receivable	328	2,152
Inventories and deferred contract costs	28,597	17,659
Property and equipment, net	38,388	37,552
Deferred income taxes	22,677	21,221
Other assets	24,332	16,124

Total assets	$659,227	$640,563

LIABILITIES & EQUITY:

Accounts payable, accrued liabilities and income taxes payable	$21,137	$26,503
Deferred revenue	83,818	61,973
Total stockholders’ equity	554,272	552,087

Total liabilities & equity	$659,227	$640,563

COGENT, INC.

CONDENSED STATEMENT OF INCOME

Three and Six Months Ended June 30, 2010 and 2009

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues:
Product revenues	$13,566	$21,472	$25,293	$42,138
Maintenance and services revenues	11,828	10,299	24,499	20,667

Total revenues	25,394	31,771	49,792	62,805

Cost of revenues:
Cost of product revenues (1)	9,626	7,727	14,244	13,280
Cost of maintenance and services revenues (1)	4,403	3,732	9,288	7,993

Total cost of revenues	14,029	11,459	23,532	21,273

Gross profit	11,365	20,312	26,260	41,532

Operating expenses:
Research and development (1)	3,876	3,453	7,691	7,180
Selling and marketing (1)	2,812	3,360	6,119	6,515
General and administrative (1)	2,282	2,753	4,804	5,773
Income from settlement of lawsuit	(12)	—	(165)	—

Total operating expenses	8,958	9,566	18,449	19,468

Operating income	2,407	10,746	7,811	22,064

Interest income	1,980	2,736	3,996	5,992
Other, net	55	155	326	200

Income before income taxes	4,442	13,637	12,133	28,256

Income tax provision	1,693	5,150	4,365	10,819

Net income	$2,749	$8,487	$7,768	$17,437

Net income per share:
Basic	$0.03	$0.09	$0.09	$0.19
Diluted	$0.03	$0.09	$0.09	$0.19

Number of shares used in per share computations:
Basic	89,348	89,631	89,452	89,605
Diluted	89,902	90,554	90,000	90,545

(1) Share-based compensation expense was allocated as follows:
Cost of product revenues	$183	$133	$361	$271
Cost of maintenance and services revenues	309	166	667	331
Research and development	270	249	526	499
Selling and marketing	217	236	440	466
General and administrative	115	189	235	382

Total share-based compensation expense	$1,094	$973	$2,229	$1,949

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months Ended June 30, 2010 and 2009

(in thousands, except per share data)

	Three months ended June 30, 2010	Three months ended June 30, 2009
Earnings for per share calculations

GAAP Net Income	$2,749	$8,487

GAAP Income tax provision	1,693	5,150
Share-based compensation expense	1,094	973
Tax effect (1)	(2,104)	(5,552)

Non-GAAP Net income	$3,432	$9,058

Earnings per share

GAAP Diluted EPS	$0.03	$0.09

GAAP Income tax provision	$0.02	0.06
Share-based compensation expense	$0.01	0.01
Tax effect (1)	$(0.02)	(0.06)

Non-GAAP Diluted EPS	$0.04	$0.10

(1) Tax rates as follows:

- 38% for three months ended June 30, 2010

- 38% for three months ended June 30, 2009